EX-35.1
(logo) MORGAN STANLEY
CREDIT CORPORATION

Douglas J. Bush
Senior Vice President



Officer's Certificate


Pursuant to the Servicing Agreement between Morgan Stanley Credit Corporation, formerly known as Morgan Stanley Dean Witter Credit Corporation, as seller and servicer (referred to herein in such capacity as the "Servicer"), and Morgan Stanley Dean Witter Credit Corporation HELOC Trust 2007-1, the undersigned, hereby states that:

(1) A review of the activities of the Servicer and of its performance under the Servicing Agreement during the calendar year ended December 31, 2007 has been made under my supervision; and

(2) To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement throughout such period.


MORGAN STANLEY
CREDIT CORPORATION

By /s/ Douglas J. Bush
Douglas J. Bush
Title Senior Vice President
Dated as of December 31, 2007



75 N. Fairway Drive, Vernon Hills, Illinois 60061 Tel (847)918-3016